Frankly Enters Into Raycom Amendments

SAN FRANCISCO, CA – January 3, 2018 – Frankly Inc. (TSX VENTURE: TLK) (Frankly), a leader in transforming local TV broadcast and media companies by enabling them to publish and monetize their digital content across multiple platforms, has entered into amendments of the Securities Purchase Agreement between Raycom Media, Inc. (“Raycom”) and Frankly dated June 26, 2017 (the “SPA”) and the Credit Agreement between Raycom and Frankly dated August 31, 2016 (the “Credit Agreement”).

Under the amendment of the SPA, the date by which Frankly is required to increase the size of its Board by two directors has been extended from December 31, 2017 to March 31, 2018. Under the amendment of the Credit Agreement, the period for commencement of the Total Leverage Ratio and Interest Coverage Ratio covenants has been extended from the calendar quarter ending December 31, 2017 to the calendar quarter ending March 31, 2018.

About Frankly

Frankly (TSX VENTURE: TLK) builds an integrated software platform for media companies to create, distribute, analyze and monetize their content across all of their digital properties on web, mobile and TV. Its customers include NBC, ABC, CBS and FOX affiliates. The company is headquartered in San Francisco with major offices in New York. To learn more, visit www.franklyinc.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Notice Regarding Forward-Looking Statements

This release includes forward-looking statements regarding Frankly and its business. Forward-looking information is generally identifiable by use of the words “believes,” “may,” “plans,” “will,” “anticipates,” “intends,” “could”, “estimates”, “expects”, “forecasts”, “projects” and similar expressions, and the negative of such expressions. Forward-looking statements in this release include, without limitation, statements relating to the ability of Frankly to help businesses monetize content. Forward-looking events and circumstances discussed in this release may not occur in any expected timeframes or at all. The actual results of circumstances could differ materially from any forward-looking statement as a result of known and unknown risk factors and uncertainties affecting the company.

Forward-looking information is based on assumptions, estimates, analysis and opinions of management that it believes to be relevant and reasonable in light of its experience and perception of trends, current conditions and expected developments, and other circumstances as of the date such statements are made. Although Frankly has attempted to identify important factors that could cause actual results to differ materially from those contained in any forward-looking statement, there may be other factors that cause results not to be as anticipated.

No forward-looking statement can be guaranteed and accordingly, readers should not place undue reliance on forward-looking information. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Frankly undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Company Contact:

Steve Chung, CEO

press@franklyinc.com

Frankly Investor Relations Contact:

Matt Glover or Tom Colton

Liolios Group, Inc.

949-574-3860

TLK@liolios.com